1976748
ENDORSED
FILED
In the office of the Secretary of State
of the State of California

AUG 12 1996

/s/ Bill Jones
BILL JONES, Secretary of State

ARTICLES OF INCORPORATION
of
ZEPHYR CORPORATION
     ONE: The name of this corporation is ZEPHYR CORPORATION.
     TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporation Code.
     THREE: The name and address in this state of the corporation’s initial agent for service of process is Michael B. Nishiyama, 807 Montgomery Street, San Francisco, California 94577.
     FOUR: This corporation is authorized to issue only one class of shares, which shall be designed “common” shares. The total number of such shares authorized to be issued is 1,000,000 shares.
     FIVE: The liability of the directors of the corporation for monetary damages shall be limited to the fullest extent permissible under California law.

     SIX: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

Date:	/s/ Michael B. Nishiyama
Michael B. Nishiyama, Incorporator

     I declare that I am the person who executed the above Articles of Incorporation, and that this instrument is my act and deed.

Date:	/s/ Michael B. Nishiyama
Michael B. Nishiyama, Incorporator